Exhibit No. 12b

               BALTIMORE GAS AND ELECTRIC COMPANY AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS



                                                                                   12 Months Ended
                                             ---------------------------------------------------------------------------------------
                                                  March        December      December       December       December       December
                                                  2002           2001          2000           1999           1998           1997
                                             -------------  -------------  ------------   ------------   ------------   ------------
                                                                              (In Millions of Dollars)

Income from Continuing Operations
   (Before Extraordinary Loss)                $      86.1    $      97.3    $    143.5     $    328.4     $    327.7     $    282.8
Taxes on Income                                      52.7           60.3          94.2          182.0          181.3          161.5
                                             -------------  -------------  ------------   ------------   ------------   ------------
Adjusted Income                               $     138.8    $     157.6    $    237.7     $    510.4     $    509.0     $    444.3
                                             -------------  -------------  ------------   ------------   ------------   ------------
Fixed Charges:
      Interest and Amortization of
          Debt Discount and Expense and
          Premium on all Indebtedness         $     150.8    $     158.8    $    186.8     $    206.4     $    255.3     $    234.2
      Capitalized Interest                              -              -             -            0.4            3.6            8.4
      Interest Factor in Rentals                      0.7            0.7           0.9            1.0            1.9            1.9
                                             -------------  -------------  ------------   ------------   ------------   ------------
      Total Fixed Charges                     $     151.5    $     159.5    $    187.7     $    207.8     $    260.8     $    244.5
                                             -------------  -------------  ------------   ------------   ------------   ------------

Preferred and Preference
      Dividend Requirements: (1)
      Preferred and Preference Dividends      $      13.2    $      13.2    $     13.2     $     13.5     $     21.8     $     28.7
      Income Tax Required                             8.1            8.2           8.7            7.5           12.0           16.4
                                             -------------  -------------  ------------   ------------   ------------   ------------
      Total Preferred and Preference
          Dividend Requirements               $      21.3    $      21.4    $     21.9     $     21.0     $     33.8     $     45.1
                                             -------------  -------------  ------------   ------------   ------------   ------------

Total Fixed Charges and Preferred
      and Preference Dividend Requirements    $     172.8    $     180.9    $    209.6     $    228.8     $    294.6     $    289.6
                                             =============  =============  ============   ============   ============   ============

Earnings (2)                                  $     290.3    $     317.1    $    425.4     $    717.8     $    766.2     $    680.4
                                             =============  =============  ============   ============   ============   ============

Ratio of Earnings to Fixed Charges                   1.92           1.99          2.27           3.45           2.94           2.78

Ratio of Earnings to Combined Fixed
      Charges and Preferred and Preference
      Dividend Requirements                          1.68           1.75          2.03           3.14           2.60           2.35


(1) Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings that would be required to meet dividend requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of income from continuing operations (before extraordinary loss) that includes earnings of BGE's consolidated subsidiaries, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.